UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report	November 7, 2002

SBA COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5900 Broken Sound Parkway NW,	Boca Raton, Florida	33487
(Address of principal executive offices)		(Zip code)

(561) 995-7670
(Registrant’s telephone number, including area code)

Item 5       Other Information

SBA Communications Corporation (“SBA” or the “Company”) announced increases in total revenues and EBITDA for the three months ended September 30, 2002, over the same period in 2001.

For the three months ended September 30, 2002, total revenues increased 6.4% to $67.0 million from the third quarter of 2001, due to higher site leasing revenue that offset lower site development revenue. Site leasing revenue increased to $36.0 million for the quarter, a 29.9% increase over the third quarter of 2001. Site development revenue for the quarter decreased 12.1% to $31.0 million from the third quarter of 2001. Earnings before interest, taxes, depreciation, amortization, non-cash charges and unusual or non-recurring expenses (“EBITDA”) for the quarter were $19.6 million, a 16.9% increase over the third quarter of 2001. The net loss of $(31.7) million included a $1.2 million restructuring and other charge. Loss per share was $(.62) for the three months ended September 30, 2002. Excluding the effects of the restructuring and other charge, loss per share was $(.60) for the three months ended September 30, 2002.

In the third quarter, the Company built 23 towers, ending the quarter with 3,875 owned tower sites. At quarter-end, SBA had 23 remaining new build towers, the majority of which are expected to be completed by year-end. Based on tenant leases executed as of September 30, 2002, annualized gross revenue added was approximately $4,700 per tower (.26 on a broadband equivalent basis). Same tower revenue and cash flow growth, net of tenant terminations, for the trailing twelve months on the 3,464 towers owned as of September 30, 2001 was 17% and 23%, respectively.

The Company ended the quarter with $42.3 million of cash and cash equivalents. At September 30, 2002, the outstanding principal balance under the senior credit facility was $248.0 million, leaving $35.9 million immediately available to the Company (net of $16.1 million of letters of credit currently outstanding). The Company is in compliance with all financial covenants applicable to any indebtedness of the Company as of September 30, 2002. Free cash flow, or EBITDA less net cash interest, taxes and cash capital expenditures, was $(8.5) million for the third quarter of 2002. Cash capital expenditures in the quarter were $13.5 million.

“Cell-site related wireless carrier capital expenditures were generally lower than anticipated in the third quarter and we felt the effect,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “As a result we posted results below expectations in those parts of our business which are directly affected by current period customer spending – our services business and the volume of tower space we lease. Notwithstanding the effects of reduced quarterly carrier spending, however, we continue to be generally pleased with the progress of our core business of tower ownership and improvements in our overhead cost structure. We posted material year-over-year increases in leasing revenues, tower cash flows and EBITDA. We also produced a material year-over-year savings in selling, general and administrative expenses as a percentage of revenues. We believe these are consistent trends, and evidence in our opinion of the continued underlying strength and attractiveness of the tower ownership model.

“Attaining sustained positive free cash flow continues to be our primary financial goal. We materially reduced our free cash flow deficit of ($13.9) million in the second quarter to ($8.5) million in the third quarter, despite lower EBITDA. As we complete our new tower builds in the fourth quarter or early in 2003, we expect total cash capital expenditures to stabilize at an annual rate of $10.0 to $15.0 million per year and our tower cash flow to continue to grow sequentially. Assuming no improvement in carrier cell-site activity from third quarter levels, we now expect to produce approximately break-even free cash flow in the first quarter of 2003 but not attain sustained positive free cash flow until 2004. We remain fully funded through our sustained free cash flow target. Our focus continues to be on capturing as much business as possible, maintaining liquidity, cutting expenses and improving our balance sheet. We believe we have made much progress in those areas this year and we intend to continue to focus our efforts there as we work through the current wireless carrier capital expenditure environment.”

Item 7       Financial Statements and Exhibits

99.1	Press release dated November 5, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 7, 2002	/s/ JOHN F. FIEDOR
John F. Fiedor Chief Accounting Officer